EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 26, 2013 (this “Agreement”), by and between MAPLE TREE KIDS LLC, a Vermont limited liability company (“LLC”), and MAPLE TREE KIDS, INC., a Nevada corporation (“Corp”).

Background

The authorized capital stock of Corp consists of Five Hundred Million (500,000,000) shares of common stock, $0.001 par value, One Million (1,000,000) of which shares was issued and outstanding as of the date hereof. LLC is a limited liability company. All of LLC’s membership interests are outstanding and held of record and beneficially by Irina Goldman. The Board of Directors of Corp and the Board of Managers of LLC have deemed it advisable and to the advantage of the two business entities that LLC merge with and into Corp upon the terms and conditions herein provided. The Board of Directors of Corp and the Board of Managers of LLC have approved this Agreement and Plan of Merger and have submitted this Agreement and Plan of Merger to the shareholders of Corp and the members of LLC for their approval, which was obtained. LLC and Corp intend that the transaction contemplated by this Agreement will qualify as a tax-free reorganization.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Corp and LLC hereby agree to merge in accordance with the following plan:

1.           Merger. LLC shall be merged with and into Corp at the Effective Time (as defined below). From and after the Effective Time, Corp shall be the surviving corporation and the separate existence of LLC shall cease, all as, and with the effect provided by the Vermont Limited Liability Company Act, the Nevada Revised Statutes, and this Agreement and Plan of Merger. This Agreement and Plan of Merger shall become effective for purposes of Nevada and Vermont law at such date and time as a Articles of Merger have been filed with the Secretary of State of the State of Vermont and the Secretary of State of the State of Nevada (such latest date being the “Effective Time”).

2.           Directors and Officers and Governing Documents; Name. The directors and officers of Corp immediately prior to the Effective Time shall be the directors and officers of Corp as the surviving corporation. The Articles of Incorporation of Corp shall continue to be the Articles of Incorporation of Corp as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws. The bylaws of Corp, as in effect at the Effective Time, shall continue to be the bylaws of Corp as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

3.           Rights and Liabilities of Corp and LLC. The merger shall have the effects set forth in Section 92A.250 of the Nevada Revised Statutes and Section 3126 of the Vermont Limited Liability Company Act.

4.           Further Assurances. From time to time, as and when required by the Vermont Limited Liability Company Act or the Nevada Revised Statutes, there shall be executed and delivered on behalf of Corp such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Corp, the title to and possession of powers, franchises and authority of LLC and otherwise to carry out the purposes of this Agreement and Plan of Merger, and the officers and directors of Corp are fully authorized in the name and on behalf of Corp or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.           Stock of Corp. At the Effective Time, by virtue of this Agreement and Plan of Merger, and without any action on the part of the holder thereof, each share of the common stock, $0.001 par value, of Corp, issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding as before the Merger.

6.           Percentage Interests of LLC. At the Effective Time, by virtue of this Agreement and Plan of Merger, and without any action on the part of the holder thereof, each Percentage Interest of LLC (as such term is defined in the Operating Agreement of LLC) issued and outstanding immediately prior to the Effective Time, shall be automatically changed and converted into Ten Thousand shares of the common stock, $0.001 par value, of Corp for every single percent ownership of LLC, and such shares shall constitute as of the Effective Time, One Million (1,000,000) shares of Corp. As Irina Goldman is the sole owner of 100 percent of the membership interests of LLC, at the Effective Time she shall receive One Million (1,000,000) shares of Corp’s Common Stock and, when taken in the aggregate with the One Million (1,000,000) shares of Common Stock of Corp. that she owned prior to the Effective Time, she will own a total of Two Million (2,000,000) shares of Corp’s Common Stock and be the sole shareholder of Corp.

7.           Amendment. At any time prior to the Effective Time, this Agreement and Plan of Merger may be amended in any manner as may be determined in the judgment of the Board of Directors of Corp and the Board of Managers of LLC to be necessary, desirable or expedient.

8.           Abandonment. At any time before the Effective Time, this Agreement and Plan of Merger may be terminated and the merger may be abandoned by either the Board of Directors of Corp or the Board of Managers of LLC or both.

9.           Counterparts; Facsimile Execution. In order to facilitate the filing and recording of this Agreement and Plan of Merger, the same may be executed in multiple counterparts, each of which shall be deemed to be an original and the same agreement. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

IN WITNESS WHEREOF, each of the business entities party hereto, pursuant to authority granted by the Board of Directors of Corp and the Board of Managers of LLC, have caused this Agreement and Plan of Merger to be executed by its duly authorized officer, as of the date first above written.

MAPLE TREE KIDS, INC.

By:	/s/ Irina Goldman
Name:	Irina Goldman
Title:	President

MAPLE TREE KIDS LLC

By:	/s/ Irina Goldman
Name:	Irina Goldman
Title:	Sole Manager and Member